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                                                                   EXHIBIT 10.23

                    RESOLUTION AUTHORIZING THE ASSIGNMENT OF
                    THE "THREE TIMES SALARY" GROUP CARVE-OUT
                     LIFE INSURANCE POLICIES TO THE OFFICERS
                      IN THE EVENT OF A CHANGE OF CONTROL;
                          AUTHORIZING CERTAIN OFFICERS
                        TO PURCHASE HEALTH CARE COVERAGE
                       FROM THE CORPORATION AT COBRA RATES
                   UNTIL THE OFFICERS ARE MEDICARE ELIGIBLE OR
              RE-EMPLOYED, IN THE EVENT OF A CHANGE OF CONTROL; AND
                     AUTHORIZING THE CORPORATION TO PROVIDE
                 PROFESSIONAL OUTPLACEMENT SERVICE TO ANY OF THE
                     OFFICERS UP TO A MAXIMUM OF $5,000 PER
                OFFICER IF THE OFFICER'S EMPLOYMENT IS TERMINATED
                     WITHIN ONE YEAR OF A CHANGE OF CONTROL

                  NOW, THEREFORE, BE IT RESOLVED, that in the event of a change of control followed by the termination of the employment of any officer (whether elected or appointed) of the corporation within one (1) year after (or substantially concurrently with) such change of control, under circumstances in which such officer is entitled to receive the "Deferred Compensation Amount" benefit under his "Deferred Compensation Agreement" with the corporation (or, in the case of Mr. Lestina, the "Severance Benefit" under his Severance and Non-Competition Agreement, and in the case of Mr. Fryda, if he would have been entitled to such a benefit were he a party to a Deferred Compensation Agreement on the same terms as the other Vice Presidents of the corporation), such officer shall be entitled, in addition to any benefits to which he is entitled under his existing agreements with the corporation:

                  (1) to have assigned to him, at no cost, the "three times salary" group carve-out life insurance policy insuring his life;

                  (2) subject to the qualifications set out below, to purchase health care coverage from the corporation, at the prevailing COBRA rates in effect from time to time, for a continuous period of time until such officer is Medicare eligible or at such time as such officer is re-employed and provided with health care coverage from another source (provided, that this provision shall not apply to Messrs. Lestina and Ranus, who have other contractual arrangements with the corporation); and

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                  (3)    to professional outplacement services, at the expense
                         of the corporation, at a cost up to a maximum of $5,000 per officer.

                  FURTHER RESOLVED, that the right to purchase health insurance coverage provided in paragraph (2) of the preceding resolution is subject to the following: (i) the coverage shall be such as is available from time to time under the group plan offered by the corporation to its employees generally; (ii) it shall be effective only for so long as the corporation continues to offer such coverage to its employees generally; and (iii) it shall be effective only if and to the extent that the officer remains insurable under any third party insurance (including any so-called "stop loss" insurance used in connection with a self-insured plan) the corporation has in effect in connection with such plan;

                  FURTHER RESOLVED, that it is intended that the rights granted under these resolutions be enforceable by the officers individually, subject to the following resolution;

                  FURTHER RESOLVED, that these resolutions may be amended, repealed or rescinded by the Board of Directors at any time prior to the occurrence of a change of control, but not thereafter;

                  FURTHER RESOLVED, that the Secretary is directed to provide notice of this resolution to each of the 12 officers as soon as practicable after this meeting.